NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5196
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

Fortunoff
Arlene Putterman
516.542.4159

ALLIANCE DATA SIGNS MULTI-YEAR EXPANSION AND RENEWAL AGREEMENT WITH FORTUNOFF

Alliance Data to launch co-brand credit card program; continues providing private label credit card services for leading New York-area retailer
of fine jewelry and home furnishings

DALLAS, Texas, June 28, 2007 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed a multi-year expansion and renewal agreement with Fortunoff, a leading retailer of fine jewelry, home furnishings and seasonal items. Under terms of the agreement, Alliance Data will launch a co-brand credit card program for Fortunoff and continue providing private label credit card services for the retailer. Headquartered in Uniondale, N.Y., Fortunoff is a multichannel retailer with a long-standing commitment to high quality, service, selection and value through its 20 retail locations, catalog and website.

The new co-brand credit card program will complement Fortunoff’s existing private label credit card program, providing select customer segments with an alternate card choice for making purchases. Consistent with the existing Fortunoff private label credit card program, the new co-brand offering will target customers that meet Alliance Data’s traditional credit quality standards. In addition to co-brand credit card services, Alliance Data will continue to provide Fortunoff with a full suite of integrated credit and marketing services, including account acquisition and activation, receivables funding, credit authorization, card issuance, statement generation, direct mail and email marketing services, electronic bill presentment services, remittance processing, marketing and customer service functions.

The Fortunoff card programs allow Fortunoff to recognize and reward its most loyal customers. Co-brand cardholders will receive five percent back on all purchases made at any Fortunoff store, online or through the catalog, and points-based rewards for all other purchases made on the co-brand card outside the Fortunoff brand. Private label cardholders earn points for every dollar spent on the card, redeemable for dollars-off on future purchases. Cardholders with a wedding registry through Fortunoff receive a special private label wedding card and earn additional points for their registry purchases made on the card. More points are also awarded to wedding registry cardholders when customers purchase items from the cardholder’s wedding registry, regardless of payment type used for purchases.

“Alliance Data has been an instrumental partner in helping us drive sales and create stronger loyalty between our customers and the Fortunoff brand,” said David Fortunoff, executive vice president for Fortunoff . “Our core mission is to provide an exceptional shopping experience for our customers, and Alliance Data’s integrated credit and marketing programs have significantly improved our ability to deliver on that promise. Additionally, by expanding our credit offering to now include co-brand, we are broadening our reach to new customer segments. We look forward to continuing the strong partnership we have with Alliance Data and to build further upon our relationship moving forward.”

Ivan Szeftel, president of Retail Services for Alliance Data, said, “We are excited to renew and expand our relationship with Fortunoff. In today’s highly competitive retail world, it’s critical for retailers to understand their customers and how best to communicate with them. Through Alliance Data’s unique consumer insight and analytics expertise, we are successfully applying lifecycle marketing strategies that are helping Fortunoff better target new and high-value customers, and develop stronger, more loyal relationships with them. We look forward to continuing to deliver the solutions that will help Fortunoff grow its business.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About Fortunoff

Fortunoff, a New York legend since 1922 has propelled itself from its roots in Brooklyn through stores in New York and New Jersey to the World Wide Web based on its commitment to quality, service, selection and value.

Fortunoff provides customers with necessities and niceties such as fine jewelry and watches, antique jewelry and everything for the home including tabletop, fine gifts, bedding and bath accessories, housewares, indoor furniture and seasonal shops including their outdoor living shops in the summer and their enchanting Christmas Stores in the winter.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007.  The company cannot provide any assurance that the proposed merger transaction  will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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